Exhibit 99.1

BBCN Bancorp Reports Third Quarter 2012 EPS of $0.24 Per Share; Reinstates Quarterly Cash Dividend at $0.05 Per Share

Q3 2012 Summary:

  $18.4 million net income available to common stockholders, or $0.24 per diluted common share
  $195 million net increase in gross loans receivable, or 5% linked quarter
  $41 million increase in non-interest bearing deposits, or 4% linked quarter
  Company reinstates quarterly cash dividend at $0.05 per common share

LOS ANGELES--(BUSINESS WIRE)--October 22, 2012--BBCN Bancorp, Inc. (the “Company”) (NASDAQ: BBCN), the holding company of BBCN Bank (the “Bank”), today reported net income available to common stockholders of $18.4 million, or $0.24 per diluted common share, for third quarter 2012. This compares with net income available to common stockholders of $8.7 million, or $0.23 per diluted common share, for third quarter 2011, and net income available to common stockholders of $15.6 million, or $0.20 per diluted common share, for second quarter 2012.

The Company also announced today that its Board of Directors has approved the reinstatement of a quarterly cash dividend. All stockholders of record as of November 1, 2012 will be paid a cash dividend of $0.05 per common share, payable on or about November 12, 2012.

“The reinstatement of a quarterly cash dividend reflects our growing confidence in BBCN as the leading Korean American bank in the nation,” said Alvin D. Kang, President and Chief Executive Officer. “This confidence is supported by the Company’s overall financial performance, with strong core earnings, increasing loan production and steadily improving asset quality trends. In particular, new loan originations were very strong this quarter at $313 million, resulting in a 5% linked quarter increase in gross loans. We are pleased that the Company’s financial strength and sustainable earnings power positions us to return profits to our shareholders, while at the same time investing in new growth opportunities.”

The Company noted that its merger with Center Financial Corporation (“Center”), completed on November 30, 2011, impacts the comparability of operating results for third quarter 2012 versus third quarter 2011 and the preceding second quarter 2012. The Company includes in this press release supplemental information to help in understanding past financial performance.

Financial Highlights

(Dollars in thousands)	2012 Third Quarter	2011 Third Quarter	2012 Second Quarter
Net income	$18,398	$9,815	$19,364
Net income available to common stockholders	$18,398	$8,738	$15,593
Diluted earnings per share	$0.24	$0.23	$0.20
Net interest income	$58,231	$31,053	$59,502
Net interest margin	4.79%	4.29%	5.02%
Non-interest income	$7,664	$4,258	$10,222
Non-interest expense	$28,770	$16,817	$31,077
Net loans receivable	$4,003,542	$2,208,119	$3,809,033
Deposits	$4,052,524	$2,267,196	$3,882,680
Non-accrual loans (1)	$29,369	$27,790	$39,567
ALLL to gross loans	1.62%	2.65%	1.69%
ALLL to non-accrual loans (1)	224.56%	215.94%	165.55%
ALLL to non-performing assets (1)	84.41%	106.83%	72.80%
Provision for loan losses	$6,900	$3,483	$7,182
Net charge-offs	$6,453	$3,170	$3,987
ROA (2)	1.42%	1.31%	1.52%
ROE (2)	10.11%	10.40%	9.40%
Efficiency ratio	43.66%	47.63%	44.57%

(1)	Excludes the guaranteed portion of delinquent SBA loans totaling $17.3 million, $10.5 million and $18.1 million at the close of the third quarter 2012, third quarter 2011 and second quarter 2012, respectively.

(2)	Based on net income before effects of dividends and discount accretion on preferred stock.

Operating Results for Third Quarter 2012

As previously mentioned, the comparability of operating results with past performance is impacted by the merger. The Company believes the following supplemental information will be helpful in understanding past financial performance. Operating results for the three months ended September 30, 2012, June 30, 2012 and September 30, 2011 include the following pre-tax acquisition accounting adjustments related to the merger.

The increase (decrease) of major adjustments to pre-tax income is summarized below. The impact which these adjustments have to certain yields and costs are described in subsequent sections of this release.

	Three Months Ended
(In thousands)	September 30, 2012	June 30, 2012	September 30, 2011
Accretion of discount on acquired performing loans	$4,890	$6,010	$—
Accretion of discount on acquired credit impaired loans	1,215	1,686	—
Amortization of premium on Center FHLB borrowings	307	904	—
Accretion of discount on Center subordinated debt	(37)	(36)	—
Amortization of premium on Center time deposits	650	787	—
Increase to pre-tax income	$7,025	$9,351	—

In addition to the items listed above, acquisition accounting adjustments had the effect of reducing the yield on the securities portfolio in third quarter and second quarter 2012. The acquired Center securities portfolio of approximately $291 million was adjusted to fair value of $293 million as of the merger date, resulting in interest income on investment securities for that portfolio being recognized at a lower average yield, compared with the yield on the balance of the Company’s securities portfolio.

Operating results were also impacted by merger and integration related expenses, which amounted to $183,000, $1.3 million and $574,000, for third quarter 2012, second quarter 2012 and third quarter 2011, respectively.

Net Interest Income and Net Interest Margin. The following table summarizes the reported net interest income before provision for loan losses.

	Three Months Ended
(In thousands)	9/30/2012	9/30/2011	% change	6/30/2012	% change
Net interest income before provision for loan losses	$58,231	31,053	88%	59,502	(2)%

Third quarter 2012 net interest income before provision for loan losses rose 88% over third quarter 2011, principally reflecting the higher level of interest earning assets following the merger and net growth in loans receivable. Compared with second quarter 2012, net interest income before provision for loan losses declined 2%, reflecting reductions in the weighted average loan portfolio yield and lower levels of accretion of discount on the acquired portfolio relative to the preceding second quarter.

The net interest margin and the impact of acquisition accounting adjustments are summarized in the following table:

	Three Months Ended
	9/30/2012	9/30/2011	change	6/30/2012	change
Net interest margin, excluding effect of acquisition accounting adjustments	4.14%	4.29%	(0.15)%	4.15%	(0.01)%
Acquisition accounting adjustments	0.65	—	0.65	0.87	(0.22)
Reported net interest margin	4.79%	4.29%	0.50%	5.02%	(0.23)%

Third quarter 2012 net interest margin (net interest income divided by average interest-earning assets) was 4.79%, reflecting a 50 basis point improvement over third quarter 2011, largely attributable to the accretion of discounts on acquired loans. Excluding the effect of acquisition accounting adjustments, the core net interest margin for third quarter 2012 decreased 15 basis points from third quarter 2011 to 4.14%. Compared with preceding second quarter, third quarter 2012 net interest margin declined 23 basis points, but declined only 1 basis point on a core basis, when excluding the effect of acquisition accounting.

The weighted average yield on loans and the impact of acquisition accounting adjustments are summarized in the following table:

	Three Months Ended
	9/30/2012	9/30/2011	change	6/30/2012	change
The weighted average yield on loans, excluding effect of acquisition accounting adjustments	5.39%	6.16%	(0.77)%	5.59%	(0.20)%
Acquisition accounting adjustments	0.72	—	0.72	0.94	(0.22)
Reported weighted average yield on loans	6.11%	6.16%	(0.05)%	6.53%	(0.42)%

The weighted average yield on loans for third quarter 2012 decreased 5 basis points from third quarter 2011 and 77 basis points excluding acquisition accounting adjustments. The reduction in yield, excluding the effect of acquisition accounting adjustments, is primarily attributed to the lower yielding acquired loan portfolio and continued pricing pressures in the market place.

Compared with preceding second quarter 2012, the weighted average yield on loans declined 42 basis points, and 20 basis points, excluding the acquisition accounting adjustments. The decrease, excluding the acquisition accounting adjustments, reflects continuing pricing pressures in the market place. The weighted average yield on new loans originated during third quarter 2012 was 4.53%, compared with 4.66% for second quarter 2012.

The composition of fixed and variable rate loans and the associated weighted average yield, excluding loan discount accretion, is summarized in the following table:

	9/30/2012	9/30/2011	change	6/30/2012	change
Fixed rate loans
As a percentage of total loans	38%	44%	(6)%	38%	—%
Weighted average yield	5.97%	6.94%	(0.97)%	6.25%	(0.28)%
Variable rate loans
As a percentage of total loans	62%	56%	5%	62%	(1)%
Weighted average yield	4.57%	4.96%	(0.39)%	4.60%	(0.03)%

The declining composition of fixed rate loans as a percentage of total loans reflects the Company’s focus on variable rate business loans.

The weighted average yield on securities available for sale is summarized in the following table:

	Three Months Ended
	9/30/2012	9/30/2011	change	6/30/2012	change
Weighted average yield on securities available-for-sale	2.23%	3.16%	(0.93)%	2.45%	(0.22)%

The weighted average yield on securities available-for-sale for third quarter 2012 declined 93 basis points from third quarter 2011 and 22 basis points from second quarter 2012. The reductions are primarily attributable to the replacement of maturing securities with lower yielding investments as market interest rates declined.

The weighted average duration and average life of the securities available-for-sale are summarized in the following table:

	Three Months Ended
	9/30/2012	9/30/2011	% change	6/30/2012	% change
Weighted average duration of securities available-for-sale in years	3.23	3.05	5.9%	3.38	(4.4)%
Weighted average life of securities available-for-sale in years	3.47	3.39	2.4%	3.70	(6.2)%

The weighted average cost of deposits and the impact of acquisition accounting adjustments are summarized in the following table:

	Three Months Ended
	9/30/2012	9/30/2011	change	6/30/2012	change
The weighted average cost of deposits, excluding effect of acquisition accounting adjustments	0.59%	0.88%	(0.29)%	0.63%	(0.04)%
Acquisition accounting adjustments	(0.07)	—	(0.07)	(0.08)	0.01
Reported weighted average cost of deposits	0.52%	0.88%	(0.36)%	0.55%	(0.03)%

The weighted average cost of deposits for third quarter 2012 improved 36 basis points to 0.52% from third quarter 2011, and improved 3 basis points from second quarter 2012. Excluding the amortization of premium on time deposits assumed in the Center merger, the weighted average cost of deposits for third quarter 2012 improved 29 basis points from third quarter 2011, and 4 basis points from second quarter 2012. In addition to the acquisition accounting adjustments, the third quarter 2012 weighted average cost of deposits benefited from slight reductions in the cost of all categories of interest-bearing demand deposits.

The weighted average cost of FHLB advances and the impact of acquisition accounting adjustments are summarized in the following table:

	Three Months Ended
	9/30/2012	9/30/2011	change	6/30/2012	change
The weighted average cost of FHLB advances, excluding effect of acquisition accounting adjustments	1.87%	3.23%	(1.36)%	3.08%	(1.21)%
Acquisition accounting adjustments	(0.31)	—	(0.31)	(1.13)	0.82
Reported weighted average cost of FHLB advances	1.56%	3.23%	(1.67)%	1.95%	(0.39)%

For third quarter 2012, the weighted average cost of FHLB advances decreased 167 basis points to 1.56% from third quarter 2011, largely due to decreases in market interest rates. Excluding acquisition accounting adjustments, the weighted average cost of FHLB advances decreased 136 basis points, reflecting the addition of $175.0 million in new FHLB borrowings at a weighted average rate of 0.54%, which is substantially lower than the weighted average rate of the rest of the borrowings. The weighted average original maturity of the new borrowings was 2.10 years. In addition, a total of $85.0 million of FHLB borrowings, with weighted average rates of 1.64%, matured during the quarter.

Compared with the preceding second quarter, the weighted average cost of FHLB advances decreased 39 basis points, and 121 basis points, excluding acquisition accounting adjustments.

Non-interest Income. Total non-interest income for third quarter 2012 amounted to $7.7 million, a 80% increase from $4.3 million for third quarter 2011, and a 25% decrease from $10.2 million for second quarter 2012.

The various non-interest income items are summarized in the following table:

	Three Months Ended
(In thousands)	9/30/2012	9/30/2011	% change	6/30/2012	% change
Service fees on deposit accounts	$3,121	$1,352	131%	$3,269	(5)%
Net gains on sales of SBA loans	—	823	(100)%	2,463	(100)%
Net gains on sale of other loans	—	(30)	100%	146	(100)%
Net gains on sales of securities available-for-sale	133	64	108%	—	100%
Net valuation gains (losses) on interest swaps and caps	11	(3)	467%	10	10%
Net gains (losses) on sales of OREO	(12)	108	(111)%	(8)	50%
Other income and fees	4,411	1,944	127%	4,342	2%
Total non-interest income	$7,664	$4,258	80%	$10,222	(25)%

The increase in non-interest income over third quarter 2011 largely reflects operations as a combined Company. In addition, the Company elected not to sell any SBA loan sales during third quarter 2012. As previously indicated, the Company will consider capital, liquidity and other factors in determining on a quarterly basis whether to sell or hold such SBA loans.

Compared with second quarter 2012, non-interest income declined $2.6 million and is primarily attributed to the reduction in gains on sales of SBA loans, as explained above.

Non-interest Expense. Total non-interest expense for third quarter 2012 rose 71% to $28.8 million from third quarter 2011, due largely to the combined operations of the new BBCN. Compared with preceding second quarter 2012, total non-interest expense declined 7%.

The various non-interest expense items are summarized in the following table:

	Three Months Ended
(In thousands)	9/30/2012	9/30/2011	% change	6/30/2012	% change
Salaries and employee benefits	$13,611	$7,657	78%	$14,658	(7)%
Occupancy	3,910	2,480	58%	4,232	(8)%
Furniture and equipment	1,495	984	52%	1,468	2%
Advertising and marketing	1,159	354	227%	1,525	(24)%
Data processing and communications	1,659	813	104%	1,573	5%
Professional fees	876	612	43%	1,069	(18)%
FDIC assessment	644	983	(34)%	51	1,163%
Merger and integration expenses	183	574	(68)%	1,348	(86)%
Other	5,233	2,360	122%	5,153	2%
Total non-interest expense	$28,770	$16,817	71%	$31,077	(7)%

Salaries and benefits expense for third quarter 2012 increased 78% over third quarter 2011, due to the combined operations as BBCN. The number of full time equivalent employees (FTEs) was 684, 653 and 377 as of September 30, 2012, June 30, 2012, and September 30, 2011, respectively. The FTEs as of September 30, 2011 on a pro forma basis was 696. The adjusted number of FTEs, as of the merger closing date of November 30, 2011, was 690. Notwithstanding an increase in FTEs from June 30, 2012, salaries and benefits expense decreased 7%, reflecting the high volume of vacations taken during the summer, which had the effect of reducing the accrued vacation liability and compensation expense, and capitalization of increased payroll-related deferred loan origination costs associated with the strong loan production during the quarter.

The FDIC assessment for third quarter 2012 amounted to $644,000, compared with $983,000 for third quarter 2011 and $51,000 for second quarter 2012. The Company previously commented that its second quarter 2012 FDIC assessment reflected the recognition of a $650,000 assessment rate reduction for fourth quarter 2011 as a result of an upgrade of the Company’s risk category.

Income Tax Provision. The effective tax rate for third quarter 2012 was 39.1%, compared with 34.6% for third quarter 2011 and 38.5% for second quarter 2012.

Balance Sheet Summary

Gross loans receivable totaled $4.07 billion at September 30, 2012, an increase of 5% compared with $3.87 billion at June 30, 2012 and an increase of 9% compared with $3.74 billion at December 31, 2011. Total loan originations for third quarter 2012 amounted to $312.7 million, including SBA loan originations of $63.7 million. In comparison, new loan production during second quarter 2012 equaled $241.5 million, including SBA loan originations of $67.1 million.

Sales of SBA loans to the secondary market and gains derived from those sales are based substantially on the production of SBA 7(a) loans. Production of SBA 7(a) loans amounted to $33.9 million for third quarter 2012, compared with $49.9 million for second quarter 2012. No SBA loans were sold during the quarter.

Aggregate loan pay-offs, pay-downs, amortization and other adjustments totaled $118.2 million during third quarter 2012, compared with $49.9 million during third quarter 2011 and $107.3 million during second quarter 2012.

Total deposits amounted to $4.05 billion at September 30, 2012, reflecting an increase of 4%, compared $3.88 billion at June 30, 2012, and a 3% increase, compared with $3.94 billion at December 31, 2011. The increases reflect higher balances in non-interest bearing demand deposits and jumbo time deposits. The growth in total deposits was partially attributed to the net addition of $153 million in wholesale deposits to help fund the strong loan growth. Non-interest bearing deposits at September 30, 2012 totaled $1.11 billion, or 27% of total deposits, compared with $1.06 billion at June 30, 2012, or 27% of total deposits.

Credit Quality

The provision for loan losses for third quarter 2012 was $6.9 million, compared with $3.5 million for third quarter 2011 and $7.2 million for preceding second quarter 2012. The third quarter 2012 provision reflects the net charge-offs, the strong overall loan growth, and increased allowance related to higher concentration risk resulting from stronger growth occurring in the CRE portfolio.

For a more detailed understanding of the changes in the Allowance for Loan and Lease Losses (“ALLL”), the composition of the ALLL has been segmented for disclosure purposes between loans accounted for under the amortized cost method (referred to as “BBCN” loans) and loans acquired in the Center merger (referred to as “Acquired” loans). The acquired loans are further segregated between performing and credit impaired loans.

The composition of ALLL for the three months ended September 30, 2012, June 30, 2012 and December 31, 2011 is as follows:

(dollars in thousands)	9/30/2012	6/30/2012	12/31/2011
BBCN loans (1)	$61,845	$62,397	$61,952
Acquired loans - Performing Loans (2)	1,995	1,194	—
Acquired loans - Credit Impaired Loans (2)	2,112	1,914	—
Total ALLL	$65,952	$65,505	$61,952

Gross loans, net of deferred loan fees and costs	$4,069,494	$3,874,538	$3,738,826
Loss coverage ratio	1.62%	1.69%	1.66%
(1)	BBCN loans include Nara loans outstanding at acquisition date, former Center loans that were refinanced and new BBCN loans originated post merger.
(2)	Acquired loans were marked to fair value at acquisition date, and their allowance for loan losses reflect provisions for credit deterioration since the acquisition date.

Following are the Special Mention, Classified and Total Watchlist loan balances as of September 30 and June 30, 2012:

(dollars in thousands)	9/30/2012	6/30/2012
Special Mention (1)	$94,659	$109,387
Classified (1)	$188,354	$204,709
Total Watchlist	$283,013	$314,096

(1)	Balances include the acquired loans which were marked to fair value at November 30, 2011. For loan classification purposes, the loan grading did not change as a result of the merger.

Non-performing loans (defined as loans past due 90 days or more and on non-accrual status, acquired loans past due 90 days or more and on accrual status, and accruing restructured loans) at September 30, 2012 was $74.0 million, or 1.82% of total loans, compared with $83.3 million, or 2.15% of total loans, at June 30, 2012. The reduction in the dollar amount of non-performing loans is largely attributed to charge-offs and pay-offs during the quarter.

Non-performing assets at September 30, 2012 were $78.1 million, or 1.47% of total assets, compared with $90.0 million, or 1.78% of total assets, at June 30, 2012, due principally to the decrease in non-performing loans.

Net loan charge-offs during third quarter 2012 totaled $6.5 million, or 0.64% of average loans on an annualized basis, compared with $4.0 million, or 0.41%, during second quarter 2012.

The allowance for loan losses at September 30, 2012 was $66.0 million, or 1.62% of gross loans receivable (excluding loans held for sale), compared with $65.5 million, or 1.69%, at June 30, 2012. The coverage ratio of the allowance for loan losses to non-performing loans (excluding acquired loans past due 90 days or more on accrual status) was 128% at September 30, 2012, compared with 105% at June 30, 2012.

Impaired loans (defined as loans for which it is probable that not all principal and interest payments due will be collectible in accordance with the contractual terms) decreased to $82.3 million at September 30, 2012, from $91.4 million at June 30, 2012. The reduction in impaired loans was partially attributed to total charge-offs during third quarter 2012 of $7.8 million.

Specific reserves for impaired loans were $8.7 million, or 10.6% of the aggregate impaired loan amount at September 30, 2012, compared with $13.2 million, or 14.4%, at June 30, 2012. The decrease in specific reserves largely reflects charge-offs, loan migrations, pay-offs and pay-downs. Excluding specific reserves for impaired loans, the allowance coverage on the remaining loan portfolio was 1.44% at September 30, 2012, compared with 1.38% at June 30, 2012.

Capital

At September 30, 2012, the Company continued to exceed all regulatory capital requirements to be classified as a “well-capitalized” institution, as summarized in the following table.

	9/30/2012	6/30/2012	12/31/2011
Leverage Ratio (1)	13.15%	12.97%	19.81%
Tier 1 Risk-based Ratio	15.22%	15.54%	18.15%
Total Risk-based Ratio	16.48%	16.80%	19.41%
(1)	The calculation for the Leverage Ratio utilizes the daily average balance of total assets in the denominator, as opposed to the period end balances utilized in the calculation of the other capital ratios. Accordingly, the Company believes that the Leverage Ratio reported for the fourth quarter 2011 is not necessarily representative of the Company’s Leverage Ratio at the end of 2011. On a pro forma basis, utilizing the daily average balance of total assets in the month of December following the completion of the merger, the Leverage Ratio was 14.00%.

Tangible common equity per share and as a percentage of tangible assets improved over prior comparable periods, as summarized in the following table:

	9/30/2012	6/30/2012	12/31/2011
Tangible common equity per share (1)	$8.21	$7.94	$7.43
Tangible common equity to tangible assets (1)	12.23%	12.49%	11.42%

(1)

Tangible common equity to tangible assets is a non-GAAP financial measure that represents common equity less goodwill and net other intangible assets divided by total assets less goodwill and net other intangible assets. Management reviews tangible common equity to tangible assets in evaluating the Company’s capital levels and has included this ratio in response to market participant interest in tangible common equity as a measure of capital. See the accompanying financial information for a reconciliation of the ratio of tangible common equity to tangible assets with stockholders’ equity and total assets.

During third quarter 2012, the Company completed the repurchase of an outstanding warrant held by the United States Department of the Treasury for a purchase price of $2.2 million. The Warrant was issued on November 21, 2008 and entitled the Treasury to purchase 521,266 shares of BBCN common stock at an exercise price of $9.64 per share. Another warrant that was issued in connection with the merger for the purchase of 337,480 shares of the Company’s common stock at an exercise price of $12.22 per share remains outstanding.

Investor Conference Call

The Company will host an investor conference call on Tuesday, October 23, 2012 at 9:30 a.m. Pacific Time / 12:30 p.m. Eastern Time to review financial results for third quarter 2012. Investors and analysts may access the conference call by dialing 800-299-9630 (domestic) or 617-786-2904 (international), passcode 87270337. Other interested parties are invited to listen to a live webcast of the call available at the Investor Relations section of BBCN Bancorp’s website at www.BBCNbank.com.

After the live webcast, a replay will be archived in the Investor Relations section of BBCN Bancorp’s website for one year. A telephonic replay of the call will be available at 888-286-8010 (domestic) or 617-801-6888 (international) through October 30, 2012, passcode 44139349.

About BBCN Bancorp, Inc.

BBCN Bancorp, Inc. is the parent company of BBCN Bank, the largest Korean American bank in the nation with $5.3 billion in assets as of September 30, 2012. The Company is a result of the merger of equals of Nara Bancorp, Inc. and Center Financial Corporation completed on November 30, 2011. Headquartered in Los Angeles and serving a diverse mix of customers mirroring its communities, BBCN operates 40 branches in California, New York, New Jersey, Washington and Illinois, along with five loan production offices in Seattle, Denver, Dallas, Atlanta and Northern California. BBCN specializes in core business banking products for small and medium-sized businesses, with an emphasis in commercial real estate and business lending, SBA lending and international trade financing. BBCN Bank is a California-chartered bank and its deposits are insured by the FDIC to the extent provided by law. BBCN is an Equal Opportunity Lender.

Forward-Looking Statements

This press release contains forward-looking statements, including statements about future operations and projected full-year financial results that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward looking statements. These risks and uncertainties include but are not limited to economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services, and pricing. Readers should carefully review the risk factors and the information that could materially affect the Company’s financial results and business, described in documents the Company files from time to time with the Securities and Exchange Commission, including its quarterly reports on Form 10-Q and Annual Reports on Form 10-K, and particularly the discussions of business considerations and certain factors that may affect results of operations and stock price set forth therein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.

BBCN Bancorp, Inc.
Consolidated Statements of Financial Condition
Unaudited (Dollars in Thousands, Except per Share Data)

Assets	9/30/2012	6/30/2012	% change	12/31/2011	% change	9/30/2011	% change

Cash and due from banks	$229,643	$179,621	28%	$300,110	-23%	$175,827	31%
Term federal funds sold	-	-	0%	40,000	-100%	-	0%
Securities available for sale, at fair value	687,059	666,852	3%	740,920	-7%	455,789	51%
Federal Home Loan Bank and Federal Reserve Bank stock	23,500	24,778	-5%	27,373	-14%	21,933	7%
Loans held for sale, at the lower of cost or fair value	58,484	32,590	79%	42,407	38%	31,342	87%
Loans receivable	4,069,494	3,874,538	5%	3,738,826	9%	2,268,128	79%
Allowance for loan losses	(65,952)	(65,505)	-1%	(61,952)	-6%	(60,009)	10%
Net loans receivable	4,003,542	3,809,033	5%	3,676,874	9%	2,208,119	81%
Accrued interest receivable	12,881	12,062	7%	13,439	-4%	8,257	56%
Premises and equipment, net	22,672	21,805	4%	20,913	8%	9,408	141%
Bank owned life insurance	43,416	43,119	1%	42,514	2%	24,677	76%
Goodwill	89,882	89,882	0%	90,473	-1%	2,509	3482%
Other intangible assets, net	3,335	3,636	-8%	4,276	-22%	302	1004%
Other assets	157,565	166,027	-5%	167,305	-6%	77,964	102%
Total assets	$5,331,979	$5,049,405	6%	$5,166,604	3%	$3,016,127	77%

Liabilities

Deposits	$4,052,524	$3,882,680	4%	$3,940,892	3%	$2,267,196	79%
Borrowings from Federal Home Loan Bank	460,815	371,143	24%	344,402	34%	300,000	54%
Subordinated debentures	41,809	41,772	0%	52,102	-20%	39,268	6%
Accrued interest payable	5,451	5,924	-8%	6,519	-16%	3,752	45%
Other liabilities	36,925	32,425	14%	26,750	38%	22,296	66%
Total liabilities	4,597,524	4,333,944	6%	4,370,665	5%	2,632,512	75%

Stockholders' Equity

Preferred stock, $0.001 par value; authorized 10,000,000 undesignated shares; issued and outstanding 0 shares, 0 shares, 122,000 shares and 67,000 shares as of September 30, 2012, June 30, 2012, December 31, 2011, and September 30, 2011, respectively
Series A, Fixed Rate Cumulative Perpetual Preferred Stock, issued and outstanding 0 shares at September 30, 2012 and June 30, 2012 and 67,000 shares at December 31, 2011, and September 30, 2011	-	-	0%	65,158	-100%	64,918	-100%
Series B, Fixed Rate Cumulative Perpetual Preferred Stock, issued and outstanding 0 shares, 0 shares, 55,000 shares and 0 shares at September 30, 2012, June 30, 2012, December 31, 2011, and September 30, 2011, respectively	-	-	0%	54,192	-100%	-	0%
Common stock, $0.001 par value; authorized, 150,000,000 shares at September 30, 2012, June 30, 2012, December 31, 2011, and September 30, 2011; issued and outstanding, 78,016,260, 78,014,107, 77,984,252 and 38,095,260 shares at September 30, 2012, June 30, 2012, December 31, 2011, and September 30, 2011, respectively	78	78	0%	78	0%	38	105%
Capital surplus	524,608	525,985	0%	524,639	0%	172,065	205%
Retained earnings	198,964	180,567	10%	142,909	39%	140,013	42%
Accumulated other comprehensive income, net	10,805	8,831	22%	8,963	21%	6,581	64%
Total stockholders' equity	734,455	715,461	3%	795,939	-8%	383,615	91%

Total liabilities and stockholders' equity	$5,331,979	$5,049,405	6%	$5,166,604	3%	$3,016,127	77%

	Three Months Ended					Nine Months Ended
	9/30/2012	9/30/2011	% change	6/30/2012	% change	9/30/2012	9/30/2011	% change

Interest income:
Interest and fees on loans	$61,553	$34,902	76%	$62,504	-2%	$187,476	$101,137	85%
Interest on securities	3,782	3,843	-2%	4,249	-11%	12,940	11,738	10%
Interest on federal funds sold and other investments	120	182	-34%	190	-37%	537	540	-1%
Total interest income	65,455	38,927	68%	66,943	-2%	200,953	113,415	77%

Interest expense:
Interest on deposits	5,214	4,977	5%	5,245	-1%	15,862	15,198	4%
Interest on other borrowings	2,010	2,897	-31%	2,196	-8%	6,499	8,950	-27%
Total interest expense	7,224	7,874	-8%	7,441	-3%	22,361	24,148	-7%

Net interest income before provision for loan losses	58,231	31,053	88%	59,502	-2%	178,592	89,267	100%
Provision for loan losses	6,900	3,483	98%	7,182	-4%	16,682	18,792	-11%
Net interest income after provision for loan losses	51,331	27,570	86%	52,320	-2%	161,910	70,475	130%

Non-interest income:
Service fees on deposit accounts	3,121	1,352	131%	3,269	-5%	9,550	4,262	124%
Net gains (loss) on sales of SBA loans	-	823	-100%	2,463	-100%	5,426	6,337	-14%
Net gains (loss) on sales of other loans	-	(30)	100%	146	-100%	146	(30)	-587%
Net gains on sales of securities available-for-sale	133	64	108%	-	100%	949	70	1256%
Net valuation gains (losses) on interest swaps and caps	11	(3)	467%	10	10%	24	(120)	120%
Net gains (loss) on sales of OREO	(12)	108	-111%	(8)	50%	41	135	-70%
Other income and fees	4,411	1,944	127%	4,342	2%	13,395	5,798	131%
Total non-interest income	7,664	4,258	80%	10,222	-25%	29,531	16,452	79%

Non-interest expense:
Salaries and employee benefits	13,611	7,657	78%	14,658	-7%	42,348	22,436	89%
Occupancy	3,910	2,480	58%	4,232	-8%	11,788	7,362	60%
Furniture and equipment	1,495	984	52%	1,468	2%	4,181	2,853	47%
Advertising and marketing	1,159	354	227%	1,525	-24%	4,142	1,527	171%
Data processing and communications	1,659	813	104%	1,573	5%	4,843	2,719	78%
Professional fees	876	612	43%	1,069	-18%	2,558	2,090	22%
FDIC assessment	644	983	-34%	51	1163%	1,732	3,149	-45%
Merger and integration expenses	183	574	-68%	1,348	-86%	3,304	1,465	126%
Other	5,233	2,360	122%	5,153	2%	15,386	6,797	126%
Total non-interest expense	28,770	16,817	71%	31,077	-7%	90,282	50,398	79%
Income before income taxes	30,225	15,011	101%	31,465	-4%	101,159	36,529	177%
Income tax provision	11,827	5,196	128%	12,101	-2%	39,463	13,650	189%
Net income	$18,398	$9,815	87%	$19,364	-5%	$61,696	$22,879	170%
Dividends and discount accretion on preferred stock	$-	$(1,077)	-100%	$(3,771)	-100%	$(5,640)	$(3,227)	75%
Net income available to common stockholders	$18,398	$8,738	111%	$15,593	18%	$56,056	$19,652	185%

Earnings Per Common Share:
Basic	$0.24	$0.23		$0.20		$0.72	$0.52
Diluted	$0.24	$0.23		$0.20		$0.72	$0.52

Average Shares Outstanding:
Basic	78,015,960	38,098,142		78,007,270		78,004,458	38,044,625
Diluted	78,103,795	38,103,683		78,141,527		78,082,059	38,070,141

	Three months ended					Nine Months Ended
	9/30/2012	6/30/2012	3/31/2012	12/31/2011	9/30/2011	9/30/2012	9/30/2011

Net Income	$18,398	$19,364	$23,934	$4,236	$9,815	$61,696	$22,879
Add back: Income tax	11,827	12,101	15,535	2,010	5,196	39,463	13,650
Add back: Provision for loan losses	6,900	7,182	2,600	9,147	3,483	16,682	18,792
Pre-tax, pre-provision income (PTPP) [1]	$37,125	$38,647	$42,069	$15,393	$18,494	$117,841	$55,321
PTPP to average assets (annualized)	2.87%	3.03%	3.27%	1.62%	2.48%	3.06%	2.50%

[1]	While pre-tax, pre-provision income is a non-GAAP performance measure, we believe it is a useful measure in analyzing underlying performance trends, particularly in times of economic stress. It is the level of earnings adjusted to exclude the impact of income tax and provision expense.

	(Annualized) At or for the Three Months Ended			(Annualized) At or for the Nine Months Ended
Profitability measures:	9/30/2012	9/30/2011	6/30/2012	9/30/2012	9/30/2011
ROA [2]	1.42%	1.31%	1.52%	1.60%	1.03%
ROE [2]	10.11%	10.40%	9.40%	10.47%	8.24%
Return on average tangible equity [2,3]	11.60%	10.48%	10.61%	11.89%	8.31%
Net interest margin	4.79%	4.29%	5.02%	4.97%	4.20%
Efficiency ratio	43.66%	47.63%	44.57%	43.38%	47.67%

[2]	based on net income before effect of dividends and discount accretion on preferred stock
[3]

Average tangible equity is calculated by subtracting average goodwill and average other intangibles from average stockholders' equity. This is non-GAAP measure that we believe provides investors with information that is useful in understanding our financial performance and position.

	Three Months Ended			Three Months Ended			Three Months Ended
	9/30/2012			9/30/2011			6/30/2012

		Interest	Annualized		Interest	Annualized		Interest	Annualized
	Average	Income/	Average	Average	Income/	Average	Average	Income/	Average
	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost
	(Dollars in thousands)			(Dollars in thousands)			(Dollars in thousands)
INTEREST EARNING ASSETS:

Gross loans, includes loans held for sale	$4,007,402	$61,553	6.11%	$2,248,544	$34,902	6.16%	$3,847,921	$62,504	6.53%
Securities available for sale	679,764	3,782	2.23%	486,009	3,843	3.16%	692,399	4,249	2.45%
FRB and FHLB stock and other investments	155,590	120	0.30%	142,306	182	0.51%	203,935	160	0.31%
Federal funds sold	-	-	N/A	-	-	N/A	19,794	30	0.59%
Total interest earning assets	$4,842,756	$65,455	5.38%	$2,876,859	$38,927	5.37%	$4,764,049	$66,943	5.65%

INTEREST BEARING LIABILITIES:
Deposits:
Demand, interest-bearing	$1,156,915	$1,775	0.61%	$701,109	$1,490	0.84%	$1,184,339	$1,849	0.63%
Savings	184,219	820	1.77%	126,231	764	2.40%	187,872	830	1.78%
Time deposits:
$100,000 or more	843,388	1,533	0.72%	363,155	351	0.38%	807,803	1,498	0.75%
Other	672,861	1,086	0.64%	607,193	2,372	1.55%	652,937	1,068	0.66%
Total time deposits	1,516,249	2,619	0.69%	970,348	2,723	1.11%	1,460,740	2,566	0.71%
Total interest bearing deposits	2,857,383	5,214	0.73%	1,797,688	4,977	1.10%	2,832,951	5,245	0.74%
FHLB advances	407,325	1,603	1.56%	300,000	2,438	3.23%	329,066	1,603	1.95%
Other borrowings	40,407	407	3.95%	37,816	459	4.75%	47,488	593	4.95%
Total interest bearing liabilities	3,305,115	$7,224	0.87%	2,135,504	$7,874	1.46%	3,209,505	$7,441	0.93%
Non-interest bearing demand deposits	1,104,101			477,120			1,021,805
Total funding liabilities / cost of funds	$4,409,216		0.65%	$2,612,624		1.21%	$4,231,310		0.71%
Net interest income / net interest spread		$58,231	4.51%		$31,053	3.91%		$59,502	4.72%
Net interest margin			4.79%			4.29%			5.02%
Net interest margin, excluding effect of
non-accrual loan income(expense)			4.79%			4.27%			5.06%
Net interest margin, excluding effect of
non-accrual loan income(expense) and prepayment fee income			4.78%			4.24%			5.04%

Non-accrual loan income (reversed) recognized		$(44)			$154			$(400)
Prepayment fee income received		119			175			198
Net		$75			$329			$(202)

Cost of deposits:
Non-interest bearing demand deposits	$1,104,101	$-		$477,120	$-		$1,021,805	$-
Interest bearing deposits	2,857,383	5,214	0.73%	1,797,688	4,977	1.10%	2,832,951	5,245	0.74%
Total deposits	$3,961,484	$5,214	0.52%	$2,274,808	$4,977	0.88%	$3,854,756	$5,245	0.55%

	Nine Months Ended			Nine Months Ended
	9/30/2012			9/30/2011

		Interest	Annualized		Interest	Annualized
	Average	Income/	Average	Average	Income/	Average
	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost
	(Dollars in thousands)			(Dollars in thousands)
INTEREST EARNING ASSETS:

Gross loans, includes loans held for sale	$3,878,080	$187,476	6.46%	$2,202,535	$101,137	6.14%
Securities available for sale	699,225	12,940	2.47%	504,402	11,738	3.10%
FRB and FHLB stock and other investments	205,540	459	0.29%	137,473	540	0.52%
Federal funds sold	15,136	78	0.68%	-	-	N/A
Total interest earning assets	$4,797,981	$200,953	5.59%	$2,844,410	$113,415	5.33%

INTEREST BEARING LIABILITIES:
Deposits:
Demand, interest-bearing	$1,191,213	$5,748	0.64%	$697,513	$4,500	0.86%
Savings	189,322	2,571	1.81%	126,375	2,202	2.33%
Time deposits:
$100,000 or more	806,244	4,428	0.73%	333,532	1,187	0.48%
Other	682,903	3,115	0.61%	623,579	7,309	1.57%
Total time deposits	1,489,147	7,543	0.68%	957,111	8,496	1.19%
Total interest bearing deposits	2,869,682	15,862	0.74%	1,780,999	15,198	1.14%
FHLB advances	358,962	4,832	1.79%	308,114	7,422	3.22%
Other borrowings	45,981	1,667	4.77%	45,113	1,528	4.47%
Total interest bearing liabilities	3,274,625	$22,361	0.91%	2,134,226	$24,148	1.51%
Non-interest bearing demand deposits	1,037,152			418,024
Total funding liabilities / cost of funds	$4,311,777		0.69%	$2,552,250		1.26%
Net interest income / net interest spread		$178,592	4.68%		$89,267	3.82%
Net interest margin			4.97%			4.20%
Net interest margin, excluding effect of
non-accrual loan income(expense)			4.99%			4.20%
Net interest margin, excluding effect of
non-accrual loan income(expense) and prepayment fee income			4.98%			4.18%

Non-accrual loan income (reversed) recognized		$(793)			$(184)
Prepayment fee income received		433			438
Net		$(360)			$254

Cost of deposits:
Non-interest bearing demand deposits	$1,037,152	$-		$418,024	$-
Interest bearing deposits	2,869,682	15,862	0.74%	1,780,999	15,198	1.14%
Total deposits	$3,906,834	$15,862	0.55%	$2,199,023	$15,198	0.92%

	For the Three Months Ended					Nine Months Ended
	9/30/2012	9/30/2011	% change	6/30/2012	% change	9/30/2012	9/30/2011	% change
AVERAGE BALANCES
Gross loans, includes loans held for sale	$4,007,402	$2,248,544	78%	$3,847,921	4%	3,878,080	2,202,535	76%
Investments	835,354	628,315	33%	916,128	-9%	919,901	641,875	43%
Interest-earning assets	4,842,756	2,876,859	68%	4,764,049	2%	4,797,981	2,844,410	69%
Total assets	5,179,186	2,987,441	73%	5,102,769	1%	5,140,591	2,952,371	74%

Interest-bearing deposits	2,857,383	1,797,688	59%	2,832,951	1%	2,869,682	1,780,999	61%
Interest-bearing liabilities	3,305,115	2,135,504	55%	3,209,505	3%	3,274,625	2,134,226	53%
Non-interest-bearing demand deposits	1,104,101	477,120	131%	1,021,805	8%	1,037,152	418,024	148%
Stockholders' Equity	728,038	377,654	93%	823,839	-12%	785,875	370,155	112%
Net interest earning assets	1,537,641	741,355	107%	1,554,544	-1%	1,523,356	710,184	115%

LOAN PORTFOLIO COMPOSITION:	9/30/2012	6/30/2012	% change	12/31/2011	% change	9/30/2011	% change

Commercial loans	$1,076,262	$1,053,319	2%	$996,260	8%	$602,117	79%
Real estate loans	2,940,866	2,762,944	6%	2,678,679	10%	1,656,496	78%
Consumer and other loans	54,442	60,732	-10%	66,631	-18%	12,222	345%
Loans outstanding	4,071,570	3,876,995	5%	3,741,570	9%	2,270,835	79%
Unamortized deferred loan fees - net of costs	(2,076)	(2,457)	16%	(2,744)	24%	(2,707)	23%
Loans, net of deferred loan fees and costs	4,069,494	3,874,538	5%	3,738,826	9%	2,268,128	79%
Allowance for loan losses	(65,952)	(65,505)	-1%	(61,952)	-6%	(60,009)	-10%
Loan receivable, net	$4,003,542	$3,809,033	5%	$3,676,874	9%	$2,208,119	81%

REAL ESTATE LOANS BY PROPERTY TYPE:	9/30/2012	6/30/2012	% change	12/31/2011	% change	9/30/2011	% change
Retail buildings	$852,968	$808,172	6%	$788,384	8%	$409,852	108%
Hotels/motels	502,186	457,088	10%	432,206	16%	269,988	86%
Gas stations/ car washes	431,100	423,344	2%	408,812	5%	319,208	35%
Mixed-use facilities	278,253	221,865	25%	198,916	40%	156,653	78%
Warehouses	302,792	296,174	2%	261,874	16%	114,852	164%
Multifamily	129,192	118,277	9%	129,181	0%	99,923	29%
Other	444,375	438,140	1%	459,306	-3%	286,020	55%
Total	$2,940,866	$2,762,944	6%	$2,678,679	10%	$1,656,496	78%

DEPOSIT COMPOSITION	9/30/2012	6/30/2012	% Change	12/31/2011	% Change	9/30/2011	% Change
Non-interest-bearing demand deposits	$1,105,161	$1,064,013	4%	$984,350	12%	$454,842	143%
Money market and other	1,145,304	1,143,329	0%	1,237,378	-7%	711,748	61%
Saving deposits	185,709	183,087	1%	198,063	-6%	123,413	50%
Time deposits of $100,000 or more	892,941	834,719	7%	759,923	18%	424,044	111%
Other time deposits	723,409	657,532	10%	761,178	-5%	553,149	31%
Total deposit balances	$4,052,524	$3,882,680	4%	$3,940,892	3%	$2,267,196	79%

DEPOSIT COMPOSITION (%)	9/30/2012	6/30/2012	12/31/2011	9/30/2011
Non-interest-bearing demand deposits	27.3%	27.4%	25.0%	20.1%
Money market and other	28.3%	29.5%	31.4%	31.3%
Saving deposits	4.6%	4.7%	5.0%	5.4%
Time deposits of $100,000 or more	22.0%	21.5%	19.3%	18.7%
Other time deposits	17.9%	16.9%	19.3%	24.4%
Total deposit balances	100.0%	100.0%	100.0%	100.0%

CAPITAL RATIOS	9/30/2012	6/30/2012	12/31/2011	9/30/2011
Total stockholders' equity	$734,455	$715,461	$795,939	$383,615
Tier 1 risk-based capital ratio	15.22%	15.54%	18.15%	16.71%
Total risk-based capital ratio	16.48%	16.80%	19.41%	17.98%
Tier 1 leverage ratio	13.15%	12.97%	19.81%	13.50%
Book value per common share	$9.41	$9.14	$8.64	$8.30
Tangible common equity per share[4]	$8.21	$7.94	$7.43	$8.23
Tangible common equity to tangible assets[4]	12.23%	12.49%	11.42%	10.40%

[4]

Tangible common equity to tangible assets is a non-GAAP financial measure that represents common equity less goodwill and other intangible assets, net divided by total assets less goodwill and other intangible assets, net. Management reviews tangible common equity to tangible assets in evaluating the Company's capital levels and has included this ratio in response to market participant interest in tangible common equity as a measure of capital.

Reconciliation of GAAP financial measures to non-GAAP financial measures:

	9/30/2012	6/30/2012	12/31/2011	9/30/2011
Total stockholders' equity	$734,455	$715,461	$795,939	$383,615
Less: Preferred stock, net of discount	-	-	(119,350)	(64,918)
Common stock warrant	(378)	(2,760)	(2,760)	(2,383)
Goodwill and other intangible assets, net	(93,217)	(93,518)	(94,749)	(2,811)
Tangible common equity	$640,860	$619,183	$579,080	$313,503

Total assets	$5,331,979	$5,049,405	$5,166,604	$3,016,127
Less: Goodwill and other intangible assets, net	(93,217)	(93,518)	(94,749)	(2,811)
Tangible assets	$5,238,762	$4,955,887	$5,071,855	$3,013,316

Common shares outstanding	78,016,260	78,014,107	77,984,252	38,095,260

Tangible common equity to tangible assets	12.23%	12.49%	11.42%	10.40%
Tangible common equity per share	$8.21	$7.94	$7.43	$8.23

	For the Three Months Ended					For the Nine Months Ended
ALLOWANCE FOR LOAN LOSSES:	9/30/2012	6/30/2012	3/31/2012	12/31/2011	9/30/2011	9/30/2012	9/30/2011
Balance at beginning of period	$65,505	$62,309	$61,952	$60,009	$59,696	$61,952	$62,320
Provision for loan losses	6,900	7,182	2,600	9,147	3,483	16,682	18,792
Recoveries	1,316	1,623	1,139	524	800	4,078	3,367
Charge offs	(7,769)	(5,609)	(3,382)	(7,728)	(3,970)	(16,760)	(24,470)
Balance at end of period	$65,952	$65,505	$62,309	$61,952	$60,009	$65,952	$60,009
Net charge-off/average gross loans (annualized)	0.64%	0.41%	0.24%	1.03%	0.56%	0.44%	1.28%

	For the Three Months Ended					For the Nine Months Ended
NET CHARGED OFF LOANS BY TYPE	9/30/2012	6/30/2012	3/31/2012	12/31/2011	9/30/2011	9/30/2012	9/30/2011

Real estate loans	$1,101	$1,378	$1,610	$3,867	$1,902	$4,089	$16,991
Commercial loans	5,403	2,158	631	3,350	1,158	8,191	4,087
Consumer loans	(51)	451	2	(13)	110	402	25
Total net charge-offs	$6,453	$3,987	$2,243	$7,204	$3,170	$12,682	$21,103

NON-PERFORMING ASSETS	9/30/2012	6/30/2012	3/31/2012	12/31/2011	9/30/2011
Delinquent loans 90 days or more on non-accrual status	$29,369	$39,567	$39,651	$31,212	$27,790
Delinquent loans 90 days or more on accrual status[5,7]	22,454	20,708	18,192	16,169	-
Accruing restructured loans	22,175	22,994	24,106	18,775	23,543
Total non-performing loans	73,998	83,269	81,949	66,156	51,333
Other real estate owned	4,135	6,712	5,641	7,625	4,838
Total non-performing assets	$78,133	$89,981	$87,590	$73,781	$56,171
Non-performing assets/ total assets	1.47%	1.78%	1.43%	1.43%	1.86%
Non-performing assets/ gross loans & OREO	1.92%	2.32%	1.97%	1.97%	2.47%
Non-performing assets/ total capital	10.64%	12.58%	9.27%	9.27%	14.64%
Non-performing loans/gross loans	1.82%	2.15%	1.77%	1.77%	2.26%
Non-accrual loans/gross loans	0.72%	1.02%	0.83%	0.83%	1.23%
Allowance for loan losses/ gross loans	1.62%	1.69%	1.66%	1.66%	2.65%
Allowance for loan losses/ non-accrual loans	224.56%	165.55%	157.14%	198.49%	215.94%
Allowance for loan losses/ non-performing loans (excludes delinquent loans 90 days or more on accrual status5)	127.95%	104.71%	97.73%	123.94%	116.90%
Allowance for loan losses/ non-performing assets	84.41%	72.80%	71.14%	83.97%	106.83%

[5]

All such loans represent acquired loans that were originally recorded at fair value upon acquisition. These loans are considered to be accruing as we can reasonably estimate future cash flows on acquired loans and we expect to fully collect the carrying value of these loans. Therefore, we are accreting the difference between the carrying value of these loans and their expected cash flows.

BREAKDOWN OF ACCRUING RESTRUCTURED LOANS BY TYPE:	9/30/2012	6/30/2012	3/31/2012	12/31/2011	9/30/2011
Retail buildings	$1,915	$1,526	$804	$586	$590
Hotels/motels	8,841	8,909	8,425	9,481	12,905
Gas stations/ car washes	-	-	-	-	-
Mixed-use facilities	-	2,312	3,254	947	952
Warehouses	1,045	1,052	1,060	-	-
Multifamily	-	-	-	-	-
Other[6]	10,374	9,195	10,563	7,761	9,096
Total	$22,175	$22,994	$24,106	$18,775	$23,543
[6]	Includes commercial business and other loans
DELINQUENT LOANS LESS THAN 90 DAYS PAST DUE	9/30/2012	6/30/2012	3/31/2012	12/31/2011	9/30/2011

Legacy
30 - 59 days	$3,056	$5,479	$3,062	$2,842	$9,455
60 - 89 days	517	833	3,747	507	1,503
Total delinquent loans less than 90 days past due - legacy[7]	$3,573	$6,312	$6,809	$3,349	$10,958

Acquired
30 - 59 days	$4,062	$3,601	$6,422	$10,729
60 - 89 days	2,438	6,080	3,075	8,344
Total delinquent loans less than 90 days past due - acquired[7]	$6,500	$9,681	$9,497	$19,073

Total delinquent loans less than 90 days past due[7]	$10,073	$15,993	$16,306	$22,422

DELINQUENT LOANS LESS THAN 90 DAYS PAST DUE BY TYPE	9/30/2012	6/30/2012	3/31/2012	12/31/2011	9/30/2011

Legacy
Real estate loans	$2,448	$5,269	$5,540	$1,569	$9,091
Commercial loans	1,108	1,027	1,269	1,777	1,861
Consumer loans	17	16	-	3	6
Total delinquent loans less than 90 days past due - legacy[7]	$3,573	$6,312	$6,809	$3,349	$10,958

Acquired
Real estate loans	$3,813	$6,631	$6,972	$14,965
Commercial loans	2,318	2,422	1,655	3,040
Consumer loans	369	628	870	1,068
Total delinquent loans less than 90 days past due - acquired[7]	$6,500	$9,681	$9,497	$19,073

Total delinquent loans less than 90 days past due[7]	$10,073	$15,993	$16,306	$22,422

NON-ACCRUAL LOANS BY TYPE	9/30/2012	6/30/2012	3/31/2012	12/31/2011	9/30/2011

Real estate loans	$22,254	$27,822	$27,301	$19,469	$14,725
Commercial loans	6,208	11,463	11,378	11,593	12,908
Consumer loans	907	282	972	150	157
Total non-accrual loans[7]	$29,369	$39,567	$39,651	$31,212	$27,790

WATCH LIST LOANS	9/30/2012	6/30/2012	3/31/2012	12/31/2011	9/30/2011
Legacy
Special mention	$32,708	$48,701	$39,667	$35,740	$31,576
Substandard	92,091	88,537	100,394	97,673	103,798
Doubtful	597	5,530	6,243	6,411	5,600
Loss	-	-	-	-	-
Total watch list loans - legacy[7]	$125,396	$142,768	$146,304	$139,824	$140,974

Acquired
Special mention	$61,951	$60,686	$67,722	$61,411
Substandard	95,387	110,370	109,699	100,680
Doubtful	202	261	470	76
Loss	77	11	81	-
Total watch list loans - acquired[7]	$157,617	$171,328	$177,972	$162,167

Total watch list loans[7]	$283,013	$314,096	$324,276	$301,991

[7]	Excludes the guaranteed portion of delinquent SBA loans as these are 100% guaranteed by the SBA.

CONTACT:
BBCN Bancorp, Inc.
Angie Yang
SVP, Investor Relations
213-251-2219
angie.yang@BBCNbank.com